January 13, 2017

Unified Series Trust

225 Pictoria Drive

Suite 450

Cincinnati, Ohio 45246

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 368 to the Unified Series Trust’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 378 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

THOMPSON HINE LLP	312 Walnut Street	www.ThompsonHine.com
ATTORNEYS AT LAW	14th Floor	Phone 513.352.6700
	Cincinnati, Ohio 45202-4089	Fax 513.241.4771